Exhibit 10.63

CONSULTING AGREEMENT

THIS AGREEMENT is made as of December 15, 2014 between BioTime, Inc. ("BioTime" or the "Company") and William P. Tew, PhD ("Consultant").

In consideration of the mutual covenants, promises, and agreements herein contained and for other good and valuable considerations, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.          Engagement. Consultant is currently employed by BioTime as Chief Commercial Officer and VP of Business Development and desires to resign from these positions as of December 31, 2014, subject, however, to the execution and delivery of this Agreement. BioTime accepts such resignation and hereby agrees to engage Consultant, beginning on January 1, 2015, to provide consulting services to BioTime, subject to and conditioned upon Consultant entering into the Employment Termination and Release Agreement provided to Employee (the “Employment Termination Agreement”). Consultant accepts such engagement. Consultant's duties under this Agreement shall be to consult on the development, regulatory approval, and commercialization of BioTime’s HyStem based medical device and therapeutic products, whether now existing or as they may be developed in the future. Consultant shall perform services for BioTime upon BioTime's request, at such times and places as mutually agreed upon; provided, that BioTime may require such services to be provided at BioTime’s principal research facility. The Consultant shall report to the Chief Executive Officer with regard to the consulting services performed under the terms of this Agreement.

2.          Payment for Services. BioTime shall pay $25,000 to Consultant by January 5, 2015 as an “Initial Retainer”, and thereafter BioTime shall pay Consultant at the rate of $25,000 per month for up 100 hours of consulting services monthly, through June 30, 2015. Beginning on July 1, 2015, the consulting rate shall be $20,000 per month for up to 80 hours of consulting services monthly through September 30, 2015, and then beginning on October 1, 2015 and thereafter, the consulting rate shall be $15,000 per month for up to 60 hours of consulting services monthly). Consultant shall submit an invoice monthly specifying the services provided. BioTime shall pay Consultant's fees by wire transfer to an account designated by Consultant due within fifteen (15) days after the receipt of the invoice. Consultant shall be paid in arrears for each month of the term of this Agreement.

3.          Independent Contractor.

(a)         Consultant is an independent contractor of BioTime and nothing in this Agreement shall be deemed to constitute Consultant as an employee, officer, director, partner, or agent of BioTime.

(b)         Consultant shall have no authority to bind BioTime to any contract, agreement, or obligation. Consultant shall not hold himself out as the agent of BioTime.

(c)         Consultant represents he has experience and expertise in the applicable field of this Agreement, and that Consultant has sufficient resources and facilities to perform the services contemplated by this Agreement. BioTime is familiar with Consultant’s experience, expertise, and resources and acknowledges the sufficiency thereof.

(d)         Consultant is responsible for all of Consultant's own business expenses and shall not be reimbursed by BioTime for any costs or expenses incurred by Consultant in performing services under this Agreement; except that if the Company requests that Consultant travel to BioTime's headquarters or other locations, the Company shall either provide Consultant with transportation and lodging or shall reimburse Consultant for reasonable travel and lodging expenses incurred by him provided that he provides invoices for such expenses. BioTime acknowledges that Consultant’s full time residence for purposes of this paragraph (d) is as indicated beneath his signature below.

(e)         Consultant acknowledges and agrees that the fees for consulting services to be paid under Section 2 of this Agreement shall be the sole and exclusive compensation payable to Consultant. Consultant shall not be entitled to participate in any retirement, pension, life, health, accident and disability insurance, stock option plan or other similar employee benefit plans which may be adopted by BioTime for its executive officers or employees, and shall not be entitled to any paid vacation or sick leave time.

 (f)         Consultant represents and warrants to BioTime that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under the Agreement or that would prohibit him, contractually or otherwise, from performing services as a consultant to BioTime as provided herein.

(g)         Consultant represents and warrants that he will not use or disclose, in connection with the performance of consulting services to BioTime any patents, trade secrets, confidential information, or other proprietary information or intellectual property as to which any other person has any right, title or interest, except to the extent that BioTime holds a valid license or other written permission for such use from the owner(s) thereof. Consultant represents and warrants to BioTime that he has returned all property and confidential information belonging to any prior employer.

4.          Confidential Information. During his engagement as consultant, Consultant will have access to, or BioTime may disclose to Consultant, trade secrets and confidential information of BioTime. Confidential Information means all information and ideas, in any form, relating in any manner to matters such as: products; formulas; technology and know-how; inventions; clinical trial plans and data; business plans; marketing plans; the identity, expertise, and compensation of employees and contractors; systems, procedures, and manuals; customers; suppliers; joint venture partners; research collaborators; licensees; discussions with third parties concerning potential contracts or arrangements for the development, manufacture, marketing, distribution, and sale of BioTime products or for the licensing of BioTime patents or other intellectual property, and financial information. Confidential Information also shall include any information of any kind, whether belonging to BioTime, a BioTime subsidiary, or any third party, that BioTime or a BioTime subsidiary has agreed to keep secret or confidential under the terms of any agreement with any third party. Confidential Information does not include: (i) information that is or becomes publicly known through lawful means other than unauthorized disclosure by Consultant; (ii) information that was rightfully in Consultant's possession prior to his employment with BioTime and was not assigned to BioTime or a BioTime subsidiary or was not disclosed to Consultant in his capacity as an employee, officer, director or other fiduciary of BioTime; or (iii) information disclosed to Consultant, after the termination of his employment by BioTime, without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from BioTime or a BioTime subsidiary, and who is not subject to an obligation to keep such information confidential for the benefit of BioTime, a BioTime subsidiary, or any third party with whom BioTime or a BioTime subsidiary has a contractual relationship. Consultant understands and agrees that all Confidential Information shall be kept confidential by Consultant both during and after the termination of this Agreement. Consultant further agrees that he will not, without the prior written approval by BioTime, disclose any Confidential Information, or use any Confidential Information in any way, either during the term of his engagement by BioTime as a consultant or at any time thereafter, except as required by BioTime in the course of performing consulting services for BioTime under this Agreement. The provisions of this Section 4 shall survive termination of this Agreement for a period of 10 years.

5.          Inventions/Intellectual Property/Proprietary Information.

(a)         Any and all inventions, discoveries, improvements or intellectual property which Consultant may conceive or make during the period and course of the consulting arrangement contemplated hereby and relating to or in any way pertaining to or connected with the field of stem cell technologies relating to the development of stem cell derived products shall be the sole and exclusive property of the Company. The obligations provided for by this Agreement, except for the requirements as to disclosure in this Section, do not apply to any rights Consultant may have acquired in connection with an invention, discover, improvement or intellectual property for which no confidential information, equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Consultant's own time and (i) which at the time of conception or reduction to practice does not relate directly or indirectly to the business of the Company or to the Company's actual or demonstrable anticipated research or development, or (ii) which does not result from any work performed by Consultant for the Company. The parties understand and agree that this limitation is intended to be consistent with California Labor Code, Section 2870, if applicable. If Consultant wishes to clarify that something created by him prior to his employment by the Company that relates to the Company's actual or proposed business is not within the scope of this Agreement, he has listed it on an Appendix to this Agreement in a manner that does not violate any third party rights.

(b)         Consultant agrees to disclose promptly to the Company all improvements, discoveries, or inventions which Consultant may make solely, jointly, or commonly with others, and to assign as appropriate such improvements, discoveries, inventions or intellectual property to the Company, where the rights are the property of the Company. Consultant agrees to execute and sign any and all applications, assignments, or other instruments which the Company may deem necessary in order to enable the Company, at its expense, to apply for, prosecute, and obtain patents of the United States or foreign countries for the improvements, discoveries, inventions or intellectual property, or in order to assign or convey to or vest in the Company the sole and exclusive right, title, and interest in and to said improvements, discoveries, inventions, or patents. Consultant hereby irrevocably designates and appoints the Company as Consultant's agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and in Consultant's behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of this paragraph with the same legal force and effect as if executed by Consultant. This paragraph is applicable whether or not the invention, discovery, improvement or intellectual property was made under the circumstances described in paragraph (a) of this Section. Consultant agrees to make such disclosures understanding that they will be received in confidence and that, among other things, they are for the purpose of determining whether or not rights to the related invention, discovery, improvement, or intellectual property is the property of the Company.

6.          Termination. Upon termination of the consulting term of Consultant under this Agreement as provided in this Section, BioTime shall have no further liability or obligation to Consultant under this Agreement except for payment of any consulting services and travel expenses incurred between the Consultant's last invoice and the date of termination. This consulting term of Consultant under this Agreement will terminate upon the first to occur of the following events:

(a)         The death or disability of Consultant, which shall mean Consultant’s inability to provide substantially all of the services required by the Company during any thirty (30) day period due to illness, injury, or bodily or mental infirmity;

(b)         Upon 30 days written notice of termination from BioTime to Consultant, given at any time, with or without cause, for any reason or for no reason; and

(c)         Upon 30 days written notice from Consultant to BioTime given at any time, with or without cause, for any reason or for no reason (if BioTime desires that Consultant cease to provide consulting services hereunder upon the giving of such notice and before the expiration of such 30 day period, Consultant shall nevertheless be entitled to payment hereunder in respect of such 30 day period).

(d)         Immediately upon notice from BioTime to Consultant if Consultant (i) breaches his covenant under Section 4 of this Agreement, (ii) fails to perform any of his other obligations under this Agreement and such failure continues for a period of five (5) days during any thirty (30) day period, or (iii) breaches any of his covenants under the Employment Termination Agreement.

If BioTime desires that Consultant cease to provide consulting services hereunder upon the giving of notice by BioTime under clause (b)) above or by Consultant under clause (c) above, and before the expiration of such 30 day period, Consultant shall nevertheless be entitled to payment of the consulting fee hereunder in respect of such 30 day period. In no event will any such termination relieve BioTime of its obligation for such payment or for payment of the Initial Payment, which shall be deemed fully earned and payable upon the execution and delivery of this Agreement. In addition, should the 30 day period expire, and therefore consulting term hereunder terminate, as of a date other than the end of a calendar month, BioTime shall make payment hereunder to Consultant for the pro-rata portion of the applicable month prior to such expiration or termination.

7.          Post-Termination Obligations of Consultant. Upon termination of this Agreement, Consultant shall (i) cease providing services pursuant to this Agreement after the effective date of such termination, (ii) deliver to BioTime or to BioTime's designee all materials, information, software, documents, and other work product, in printed, written, electronic or magnetic media, containing Confidential Information; (iii) return to BioTime any and all equipment, documents, software, and information (whether or not the same constitute or include Confidential Information) in printed, written, electronic or magnetic media provided to Consultant by BioTime or by any third party in connection with Consultant’s performance of consulting services for BioTime; and (iv) continue to abide by those provisions of this Agreement that survive the termination of this Agreement. If BioTime desires that Consultant cease to provide consulting services hereunder upon the giving of notice as provided in Section 6(b) or (c) above, and before the expiration of the applicable 90 day period, Consultant shall nevertheless be entitled to payment hereunder in respect of such 90 day period, and upon receipt of such payment Consultant will make the deliveries required under clauses (ii) and (iii) of this Section 7.

8.          Indemnity. Consultant shall indemnify, defend, and hold harmless BioTime and each of the directors, officers, and employees of BioTime (the indemnified parties) from and against any and all lawsuits, proceedings, claims, demands, judgments, losses, damages, costs, or expenses (including attorneys' fees and expenses) arising from or in connection with any and all of the following: the failure on the part of Consultant to pay any and all federal and state income tax and payroll taxes (including liability of Consultant for withholding such taxes and F.I.C.A. and similar state or local payments in respect of Consultant’s employees) incurred with respect to services performed under this Agreement by Consultant. The provisions of this Section 8 shall survive termination of this Agreement.

9.          Workers Compensation. Insofar as required by applicable law, Consultant shall provide workers compensation insurance to each of Consultant’s employees (if any) in accordance with the relevant state and federal law.

10.        Assignment. This Agreement is for personal services to be rendered by Consultant. Consultant's rights and obligations under this Agreement may not be assigned or subcontracted by Consultant without the prior written consent of BioTime, which consent BioTime may grant or deny at its sole and absolute discretion.

11.        Injunctive Remedies. Consultant acknowledges that BioTime would be irreparably harmed by the disclosure or use of any Confidential Information in violation of Section 4 of this Agreement, and that money damages would not be a sufficient remedy for any breach of either of such Sections of this Agreement. Consultant agrees that, in addition to all other remedies available to BioTime at law or in equity, BioTime shall be entitled to equitable relief enjoining any use, appropriation or disclosure of Confidential Information, and any violation of Section 4 of this Agreement. Consultant further agrees to waive any requirement for the posting of any bond or other security in connection with such equitable relief.

12.        Arbitration. If the parties are unable to resolve any dispute between them arising out of, or related to, this Agreement, that dispute shall be resolved by arbitration according to the Optional Expedited Arbitration Procedures of JAMS. Arbitration proceedings shall be conducted in San Francisco, California. This section shall survive the termination of this Agreement.

13.        Notices. Any notices given under this Agreement by either party to the other party shall be in writing and shall be effected by personal delivery, or by United States mail, postage prepaid (certified, return receipt requested at the option of the sender), or by next business day air courier service. Notices shall be addressed to the parties at the addresses appearing on the signature page of this Agreement, but each party may change the address by giving written notice in accordance with this Section. Notices delivered personally or by air courier service will be deemed delivered as of actual receipt; mailed notices will be deemed delivered on the third day after mailing.

14.        Entire Agreement. This Agreement supersedes any and all agreements, either oral or written, between the parties with respect to the rendering of services by Consultant for BioTime. This Agreement contains all of the representations, covenants, and agreements between the parties with respect to the rendering of services by and compensation of Consultant. Nothing contained herein, nor the termination of Consultant’s role as an officer or employee of BioTime and acceptance, in lieu thereof, of Consultant’s role, or the performance by Consultant as, a consultant hereunder, shall be deemed to release or terminate any rights that Consultant, as an employee and officer of BioTime, had in respect of limitation on liability or indemnification, whether under the organizational documents of BioTime, any separate indemnification agreement, or any directors and officers (or other) insurance policy maintained from time to time by BioTime, all of which shall remain in full force and effect with respect to any acts or omissions of Consultant that may have occurred during such time as he was an employee or officer of BioTime, notwithstanding the termination of Consultant’s employment.

15.        Amendments; Modifications. Any amendment or modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

16.        Delays and Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party to this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such party nor shall it be construed to be a waiver of, or an acquiescence in, any such breach or default or any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be made in writing, and shall be effective only to the extent specifically set forth in such writing. All remedies either under this Agreement or by law and otherwise afforded to any party shall be cumulative and not alternative.

17.        Titles and Subtitles. The titles or headings of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

18.       Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, each such unenforceable provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if each such unenforceable provision were so excluded, and the balance of this Agreement as so interpreted shall be enforceable in accordance with its terms.

19.        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

20.        Attorneys' Fees.  If any legal action, including any arbitration proceeding or lawsuit, is brought to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys' fees.

21.        Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of California.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.

BioTime, Inc.		Consultant

s/ Michael West		s/ William P. Tew
Michael West, PhD		William P. Tew, PhD
Chief Executive Officer		Address:	PO Box 2321
Address:	1301 Harbor Bay Parkway		Park City, Utah 84060
	Alameda, California 94502		Phone: 435-640-9640
Phone: 510-521-339